Exhibit 1

Investor & Media enquiries:

KCSA Strategic Communications

Todd Fromer / Garth Russell

Tel: +1 212-896-1215 / 212-896-1250

tfromer@kcsa.com / grussell@kcsa.com

MGT Capital Investments, Inc.  is delighted with the announcement of Medicsight’s Commercial Agreement with Toshiba PACS Division

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Medicsight and Toshiba PACS division sign commercial agreement

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NEW YORK — February 13, 2008 — Medicsight PLC is pleased to announce that it has signed a preliminary agreement with the System Integration division of Toshiba Medical Systems Corporation (“Toshiba”) for the resale of its MedicRead Colon and ColonCAD software solutions throughout Japan.

Toshiba Medical Systems Corp. is a global leading provider of diagnostic medical imaging systems and comprehensive medical solutions, such as CT, X-ray, Ultrasound, Nuclear Medicine, MRI and information systems. Toshiba will work with Medicsight to obtain MHLW approval in Japan. In addition, both companies have also identified the need for radiologists and gastroenterologists to be trained in the use of the software to help them to interpret CT colonography (CTC) images and rapidly identify suspicious regions for detailed evaluation. In late October Medicsight and Toshiba hosted CTC training workshops at the Japanese Digestive Disease Week (JDDW) conference in Kobe. The JDDW conference is the largest Gastroenterological congress of the year in Japan. Medicsight and Toshiba will continue to work together on similar market development initiatives in 2008 and beyond.

David Sumner, Chief Executive of Medicsight, commented: “We are delighted to be working with Toshiba, one of the world’s largest medical imaging solution providers. This agreement is timely as the recently announced positive outcomes of two major clinical trials are widely expected to accelerate the adoption of CTC (also known as virtual colonoscopy) as routine primary screening for colorectal cancer. Toshiba will help to promote the use of our MedicRead Colon and ColonCAD™ software to ease the workload of radiologists and to help them accurately identify colorectal polyps and tumors at an early stage when there is a good chance of successful treatment. We see this as bringing important benefits to both Japanese patients and the Japanese healthcare system alike.”

Takashi Masuzawa, Chief Specialist of Toshiba System Integration development department, added: “We believe that the Medicsight advanced software solutions will augment the strong portfolio of Toshiba products and provide an opportunity to market the integrated PACS products to current and future customers. Both Medicsight and Toshiba view this agreement as the start of a long term relationship for CT colonography solution in Japan. It is the intent of this agreement to continue further development and licensing of joint Medicsight and Toshiba products through the Toshiba PACS channel.”

Gen Iinuma, Head of Staffs, Diagnostic Radiology Division, National Cancer Center Hospital Tokyo, commented: “We have been working on the development of the Medicsight ColonCAD in collaboration with Professor Steve Halligan, University College Hospital, for some time now. This collaboration consists of a 3 year clinical programme, which when delivered upon will deliver 8 clinical studies to support both the regulatory and sales & marketing efforts of Medicsight and Toshiba. We have been delighted with the performance of the product and are very pleased that the

Radiology community at large will soon have this additional software solution available to them to help combat this debilitating and potentially fatal disease.”

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About MGT Capital Investments, Inc.

MGT Capital Investments, Inc (AMEX: MGT) is a holding company that focuses on investments in the global healthcare information technology market. The Company has two subsidiaries, Medicsight PLC and Medicexchange PLC.

Medicsight PLC is a UK headquartered, research driven, leading developer of computer-aided detection (CAD) and image analysis software for the medical imaging market. The CAD software automatically highlights suspicious areas on computerised tomography (CT) scans of the colon and lung, helping radiologists to identify, measure and analyse potential disease and early indicators of disease. Medicsight’s computer-aided detection (CAD) software has been validated using one of the world’s largest and most population diverse databases of verified patient CT scan data. Medicsight’s ColonCAD™ and LungCAD™ software products are seamlessly integrated with the advanced 3D visualisation workstations of several industry-leading imaging equipment partners.

Medicexchange PLC provides medical imaging professionals with a global web portal containing an online sales, jobs and information channel for diagnostic, treatment and surgery planning solutions. This combined with a variety of relevant clinical papers, training materials and content gives these professionals access to information and products that they otherwise would have difficulty accessing.

Additional information can be found at www.mgtci.com.

All forward-looking statements are made pursuant to the ‘safe harbor’ provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to, the risks described in company filings with the Securities and Exchange Commission.